Exhibit 99.1

For Immediate Release

Columbia Laboratories Reports Second Quarter 2014 Financial Results

BOSTON, July 31, 2014 /PRNewswire/ — Columbia Laboratories, Inc. (Nasdaq: CBRX) (“Columbia” or “the Company”) today announced financial results for the three and six-month periods ended June 30, 2014.

“Second quarter results benefited from the contribution of the Molecular Profiles services business, as its diversified revenue stream partially offset an anticipated and temporary decline in product revenues from Merck Serono during a routine license renewal in one high-volume, high-margin market. Throughout the renewal process, no product shipments are permitted in this market. As a result, we experienced a 44% year-over-year decrease in first-half CRINONE product revenues, our largest business. Nevertheless, the contribution of the newly acquired services business meant we were able to maintain stable first-half consolidated revenues on a year-over-year basis,” stated Frank Condella, CEO.

“As predicted at the time of the purchase of Molecular Profiles, the combined platform is generating increased business development opportunities and in the second quarter we were successful in adding twelve new clients, versus four in the first quarter. One source of competitive differentiation has been the Company’s recent investment in enabling technologies that facilitate processing of difficult-to-progress molecules. These technologies resulted in several second quarter contract wins, with the size of new client engagements expected to increase over time. We also remain on track to pursue a 505(b)(2) development program later this year for our extended release lidocaine gel product, pending completion of regulatory and clinical diligence,” continued Mr. Condella.

Second Quarter Financial Results

For the second quarter of 2014, revenues were $6.9 million as compared with $8.0 million for the same period in 2013.

Product revenues were $3.5 million for the three months ended June 30, 2014, a decrease of $3.5 million or 50% from the second quarter of 2013. The decrease is primarily due to the absence of CRINONE® (progesterone gel) orders from one of Merck Serono S.A.’s (“Merck Serono”) higher-volume, higher-margin markets. As previously disclosed, Merck Serono built up its inventory of CRINONE during the first three quarters of 2013 in anticipation of a routine license renewal in this one market. During the renewal period, which commenced in the fourth quarter of 2013, product cannot be shipped without special agreement. Merck Serono has made one such agreement and a one-time shipment is expected to be made in the third quarter. Normalized shipments to this market are expected to resume at the beginning of 2015.

Service revenues were $2.3 million in the second quarter. Revenues in the services business rely on the completion of a number of phases of individual contracts, which may change, be, cancelled, delayed or accelerate depending on the needs of the project and the client. As a result, revenues can vary on a quarterly basis. There were no service revenues in the second quarter of 2013, as Columbia acquired Molecular Profiles Ltd (“Molecular Profiles”) in September 2013.

Royalty revenues were $1.0 million in the quarter, up from $0.9 million in the year-ago period, due to higher sales of CRINONE by Actavis in the U.S.

Gross profit for the second quarter of 2014 was $3.0 million, compared to $5.1 million for the same period in 2013. Gross profit as a percentage of total revenues was 44% for the second quarter of 2014, compared to 65% in the second quarter of 2013. The higher gross profit and gross profit percentage in the 2013 period primarily reflects the sales to Merck Serono to build inventory in the high-volume, high-margin market to meet demand during the license renewal period.

Total operating expenses increased to $2.7 million for the second quarter of 2014, compared to $2.3 million for the second quarter of 2013. The increase in operating expenses reflects sales and marketing costs related to the recently acquired services business and administrative costs related to the U.K. facility acquired in September 2013, partially offset by lower head office personnel costs associated with a workforce reduction in the U.S. in the previous year.

The Company recorded net income of $0.2 million, or $0.01 per diluted share, for the second quarter of 2014, compared to net income of $2.7 million, or $0.24 per diluted share, for the same period of 2013. Non-GAAP Adjusted EBITDA was $1.0 million for the 2014 period versus $3.4 million in the second quarter of 2013.

Cash and cash equivalents were $11.8 million as of June 30, 2014.

Business Highlights

•	Columbia expanded its intellectual property portfolio following the receipt of a patent covering bioadhesive progressive hydration tablets. The issued patent, U.S. Patent 8,765,177, pertains to a controlled, extended release delivery system for pharmaceutical compounds and can be used by the Company to develop proprietary products.

•	Columbia was added to the Russell Microcap Index, which measures the performance of the microcap segment of the U.S. equity market. Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes.

•	Columbia undertook significant business development activities focused on the Japanese market, with a view towards working with more Japanese clients in the services business.

Financial Outlook

“In-market sales of CRINONE continue to be strong, growing at a low double-digit annualized rate. The routine license renewal by Merck Serono for one of its high-volume, high-margin markets is expected to be complete in the second half of 2014, whereupon normal shipments will then resume at the beginning of 2015. The new license will be in place for five years, thereby restoring the predictability of this long-term revenue stream. In the interim, Merck Serono placed an order with us as part of a one-time exception during the renewal process. The order will be shipped in the third quarter of 2014 and benefit that quarter’s revenues. In terms of the services business, we expect a sequential improvement in third quarter revenues due to successful recent business development activities and customer interest in our comprehensive suite of advanced technologies,” concluded Mr. Condella.

The Company’s prior earnings guidance for potential full year 2014 revenues assumed that the routine license renewal would conclude in first half of the year, with normalized CRINONE shipments resuming in the second half of the year. As normalized shipments are now not expected to resume until early 2015, Columbia is lowering its expected total revenue growth range for fiscal 2014 from an increase of 8% to 12% to an increase of 6% to 8%.

Conference Call

As previously announced, Columbia’s management will hold a conference call to discuss financial results for the second quarter ended June 30, 2014, as follows:

Date:	Thursday, July 31, 2014
Time:	8:30 am EDT

Dial-in numbers:	Toll free: (877) 870-4263 (U.S.) or (855) 669-9657 (Canada)

International: (412) 317-0790

Webcast (live & archive): www.columbialabs.com, under ‘Investor’ or click here

The teleconference replay will be available approximately one hour after completion through Thursday, August 7, 2014, at (877) 344-7529 (U.S.) or (412) 317-0088 (International). The conference ID for the replay is 10049906. The archived webcast will be available for one year via the aforementioned URLs.

About Columbia Laboratories

Columbia Laboratories, Inc. provides pharmaceutical development, clinical trial manufacturing, and advanced analytical and consulting services to the pharmaceutical industry. The Company has a successful heritage in developing pharmaceutical products, particularly in women’s health. Its most successful product to date, CRINONE® 8% (progesterone gel), is marketed by Actavis, Inc. in the U.S. and by Merck Serono S.A. in over 60 additional countries worldwide. For more information, please visit www.columbialabs.com.

Forward Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions, which are generally not historical in nature. These include all statements relating to expected financial performance and future business or product developments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Columbia’s forward-looking statements, please review Columbia’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2013.

Investor Relations Contact:

MBS Value Partners

Katja Buhrer

+212 661 7004

katja.buhrer@mbsvalue.com

COLUMBIA LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues
Product revenues	$3,508	$7,019	$6,969	$12,392
Service revenues	2,313	—	5,023	—
Royalties	1,036	928	2,113	1,814
Other revenues	—	31	—	88

Total net revenues	6,857	7,978	14,105	14,294

Cost of product revenues	1,953	2,831	4,379	5,672
Cost of service revenues	1,916	—	3,762	—

Total cost of revenues	3,869	2,831	8,141	5,672

Gross profit	2,988	5,147	5,964	8,622

Operating expenses
Sales and marketing	467	—	868	—
Acquisition related expenses	—	9	—	492
General and administrative	2,239	2,310	4,690	4,288

Total operating expenses	2,706	2,319	5,558	4,780

Income from operations	282	2,828	406	3,842

Interest (expense) income, net	(29)	43	(63)	95
Change in fair value of stock warrants	70	(155)	379	50
Other income (expense), net	36	(56)	78	(82)

Income before income taxes	359	2,660	800	3,905
Income tax provision	166	3	178	6

Net income	$193	$2,657	$622	$3,899

Diluted net income per share	$0.01	$0.24	$0.02	$0.35

Diluted weighted average shares outstanding	10,756	11,077	11,706	11,075

Basic net income per share	$0.02	$0.24	$0.05	$0.36

Basic weighted average shares outstanding	10,741	10,927	11,686	10,922

COLUMBIA LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets:
Cash and cash equivalents	$11,757	$20,715
Accounts receivable, net	7,209	8,097
Inventories	3,550	2,584
Prepaid expenses and other current assets	1,508	831

Total current assets	24,024	32,227

Property and equipment, net	14,165	13,226
Intangibles, net	2,679	2,828
Goodwill	11,515	11,152
Deferred tax assets	771	570
Other noncurrent assets	92	89

Total Assets	$53,246	$60,092

Liabilities and stockholders’ equity:
Accounts payable	$3,124	$2,805
Accrued expenses	2,675	2,488
Deferred revenue	764	754
Note payable	262	250

Total current liabilities	6,825	6,297

Deferred revenue, net of current portion	2,043	2,243
Note payable, net of current portion	3,740	3,745
Common stock warrant liability	1	379

Total Liabilities	12,609	12,664

Commitments and Contingencies
Series C preferred stock	550	550

Total stockholders’ equity	40,087	46,878

Total liabilities and stockholders’ equity	$53,246	$60,092

Non-GAAP Financial Presentation

To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Columbia uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. The non-GAAP financial measure included in this press release presents adjusted EBITDA, which is a financial measure calculated by excluding from net income: acquisition-related costs; severance and relocation costs associated with the workforce reduction and relocation from Livingston, New Jersey to Boston, Massachusetts; the change in the fair value of common stock warrant liability; depreciation and amortization; stock-based compensation expense; interest expense (income) net; and income taxes. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Columbia’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Columbia believes that both management and investors may benefit from referring to this non-GAAP financial measure in assessing Columbia’s performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to Columbia’s historical performance and our competitors’ operating results. Columbia believes that this non-GAAP measure may be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

COLUMBIA LABORATORIES, INC.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income	$193	$2,657	$622	$3,899

Non-GAAP adjustments to net income:
Depreciation and amortization	501	106	949	214
Stock-based compensation expense	182	167	346	273
Change in fair value of common stock warrant liability	(70)	155	(379)	(50)
Income tax provision	166	3	178	6
Severance and relocation	—	383	—	610
Interest expense (income), net	29	(43)	63	(95)
Acquisition-related expenses	—	9	—	492

Total Non-GAAP adjustments to net income	808	780	1,157	1,450

Adjusted EBITDA	$1,001	$3,437	$1,779	$5,349